Exhibit 3.7

DELAWARE

CERTIFICATE OF FORMATION

OF

AGRIFOS LLC

ARTICLE 1.

NAME

The name of the limited liability company is Agrifos LLC (the “Company”).

ARTICLE 2.

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Company is Corporation Service Company.

ARTICLE 3.

DURATION

The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”).

ARTICLE 4.

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

IN WITNESS WHEREOF, this Certificate has been executed as of this 23rd day of February, 2011, by the undersigned authorized person who affirms that, to the best of her knowledge and belief, the facts stated herein are true.

/s/ Margaret R. Smith
Name:	Margaret R. Smith
Title:	Authorized Person